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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PHASE FORWARD INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

April 1, 2008

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Phase Forward Incorporated to be held at 8:00 a.m., local time, on April 30, 2008 at the offices of Phase Forward located at 880 Winter Street, Waltham, Massachusetts.

        We look forward to your attending either in person or by proxy. At the annual meeting, you will be asked to elect members of our Board of Directors, or Board, for a one-year term and to ratify the selection of our independent registered public accounting firm. The Board of Directors unanimously recommends that you vote FOR each of these proposals. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Please give this material your careful attention.

        Enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card. Your vote is important and I hope that you will vote as soon as possible by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage prepaid envelope. You may also submit your proxy over the Internet or by telephone in accordance with the instructions on the proxy card.

        Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy or submit your proxy over the Internet or by telephone so that your shares will be represented at the annual meeting. If you so desire, you can withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Very truly yours,

ROBERT K. WEILER
President and Chief Executive Officer

PHASE FORWARD INCORPORATED
880 Winter Street
Waltham, Massachusetts 02451
(888) 703-1122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 30, 2008

To the Stockholders of Phase Forward Incorporated:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Phase Forward Incorporated, a Delaware corporation, will be held on April 30, 2008, at 8:00 a.m., local time, at the offices of Phase Forward, located at 880 Winter Street, Waltham, Massachusetts for the following purposes:

  1.
  To elect all eight members of the Board of Directors to serve for a one-year term, each such member to serve for such term and until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal.

  2.
  To ratify the selection of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008.

  3.
  To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Only stockholders of record at the close of business on March 20, 2008, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

        To ensure your representation at the annual meeting, we urge you to vote promptly in one of the following ways whether or not you plan to attend the annual meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free number listed on the proxy card, or (3) by completing your proxy via the Internet by visiting the website address listed on your proxy card. Should you receive more than one proxy card because your shares are held in multiple accounts or registered in different names or addresses, please complete, sign, date and return each proxy card, or complete each proxy by telephone or the Internet, to ensure that all of your shares are voted. Any stockholder attending the annual meeting may vote at the meeting even if he or she previously submitted a proxy by mail, telephone or via the Internet. If your shares are held in "street name" by your broker (or other nominee), your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the broker.

        Phase Forward's 2007 Annual Report is enclosed.

By Order of the Board of Directors,

D. ARI BUCHLER Secretary

Waltham, Massachusetts
April 1, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL. PLEASE REFERENCE THE INSTRUCTIONS ON THE PROXY CARD FOR ADDITIONAL INFORMATION.

In accordance with our security procedures, all persons attending the 2008 annual meeting of stockholders will be required to present picture identification.

PHASE FORWARD INCORPORATED
880 Winter Street
Waltham, Massachusetts 02451

PROXY STATEMENT

April 1, 2008

General

        This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders of Phase Forward Incorporated, a Delaware corporation ("Phase Forward"), to be held at its offices located at 880 Winter Street, Waltham, Massachusetts 02451 on April 30, 2008, at 8:00 a.m., local time, and any adjournments or postponements thereof. Our 2007 Annual Report to Stockholders, containing financial statements for the year ended December 31, 2007, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the accompanying notice and form of proxy will be first sent or given to stockholders on or about April 1, 2008.

        The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting has been fixed by our Board of Directors as the close of business on March 20, 2008. As of that date, 42,748,350 shares of common stock, par value $0.01 per share, of Phase Forward were outstanding and entitled to vote at the annual meeting. Holders of our common stock are entitled to cast one vote for each share held of record at the close of business on March 20, 2008 on each matter submitted to a vote at the annual meeting.

Voting Methods

        Stockholders may vote in one of the following three ways whether or not they plan to attend the annual meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy via the Internet at the website address listed on the proxy card. Execution of a proxy will not in any way affect a stockholder's right to attend the annual meeting and vote in person.

Revocation of Proxy

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Phase Forward, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of Phase Forward before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If a stockholder is not attending the annual meeting, any proxy or notice should be returned to the Secretary of Phase Forward at the above address in time for receipt no later than the close of business on the day preceding the annual meeting.

Quorum, Withholding, Abstentions and Broker Non-Votes

        A majority in interest of the outstanding shares of our common stock entitled to vote and represented at the annual meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote and voting on the matter at the annual meeting. On all other matters that may be submitted to stockholders, an affirmative vote of at least a majority of the shares present, or represented by proxy, entitled to vote and voting at the annual meeting is required for approval. Broker "non-votes" on any matter shall be deemed not to have been voted on such matter. The vote on each matter submitted to stockholders is tabulated separately.

Admission to the Annual Meeting

        If your shares are held in your name, in order to be admitted to the annual meeting, you will need to present a valid picture identification, such as a driver's license or passport. If your shares are held in "street name" by your broker (or other nominee), you should contact your broker (or other nominee) to obtain a proxy in your name and present it, together with a valid picture identification, at the annual meeting in order to vote.

Attorneys-in-Fact

        The persons named as attorneys-in-fact in the proxy, Robert K. Weiler, Rodger Weismann and D. Ari Buchler, were selected by the Board of Directors and are officers of Phase Forward. All properly executed proxies returned in time to be counted at the meeting will be voted by such persons at the meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. With respect to the election of our Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee's name in the space provided on the proxy. Where a proxy is properly signed and returned without indicating any voting instructions regarding the foregoing matters, the shares represented by the proxy will be voted FOR the proposal.

        The Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 30, 2008

        Our proxy statement and annual report are available at http://investor.phaseforward.com. (This site is hosted by a third party.)

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2008, unless otherwise specified, by:

  •
  each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our common stock;

  •
  each named executive officer;

  •
  each member of our Board of Directors; and

  •
  all executive officers and members of our Board of Directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised or converted within 60 days after March 1, 2008. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days after March 1, 2008 are included for that person or group but not the stock options of any other person or group. The applicable percentage of common stock outstanding as of March 1, 2008 is based upon 42,739,156 shares outstanding.

        Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Common Stock Outstanding
Robert K. Weiler(2)	1,237,500	2.84%
Paul A. Bleicher, M.D., Ph.D(3)	784,755	1.83%
Rodger E. Weismann(4)	199,834	*
Richard A. D'Amore(5)	135,156	*
James I. Cash, Jr., Ph.D(6)	100,000	*
Steven J. Rosenberg	97,500	*
D. Ari Buchler(7)	56,250	*
Stephen J. Powell(8)	35,833	*
Axel Bichara(9)	45,821	*
Gary E. Haroian(10)	31,250	*
Dennis R. Shaughnessy(11)	31,250	*
Kenneth I. Kaitin, Ph.D	—	*
All executive officers and members of our Board of Directors as a group(12)	2,836,307	6.42%

*
Less than 1%.

        Unless otherwise noted below, the address of each person listed on the table is c/o Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451.

(1)
Totals do not include unvested restricted stock units, the holders of which are not considered "beneficial owners" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Specifically, the holders of such units do not have voting or investment power with respect to such units until they have fully vested.

(2)
Includes 804,167 shares issuable to Mr. Weiler upon exercise of stock options.

(3)
Includes 207,500 shares issuable to Dr. Bleicher upon exercise of stock options. Also includes 66,502 shares held by the Paul A. Bleicher 1999 Irrevocable Trust. Dr. Bleicher disclaims beneficial ownership of these shares.

(4)
Includes 140,624 shares issuable to Mr. Weismann upon exercise of stock options.

(5)
Includes 40,625 shares issuable to Mr. D'Amore upon exercise of stock options.

(6)
Includes 100,000 shares issuable to Dr. Cash upon exercise of stock options.

(7)
Includes 6,250 shares issuable to Mr. Buchler upon exercise of stock options.

(8)
Includes 3,333 shares issuable to Mr. Powell upon exercise of stock options.

(9)
Includes 40,625 shares issuable to Mr. Bichara upon exercise of stock options. The proceeds of any sale of shares issuable upon the exercise of these options will be transferred to Atlas Venture Advisors, Inc., of which Mr. Bichara is an officer and a director. Mr. Bichara disclaims beneficial ownership of these shares.

(10)
Includes 31,250 shares issuable to Mr. Haroian upon exercise of stock options.

(11)
Includes 26,250 shares issuable to Mr. Shaughnessy upon exercise of stock options.

(12)
Includes an aggregate of 1,451,891 shares issuable upon exercise of stock options held by 14 executive officers and members of our Board of Directors.

PROPOSAL I
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of eight members. Pursuant to our amended and restated certificate of incorporation, our Board of Directors consists of a single class with a one-year term. Each member of our Board of Directors will hold office until that member's successor has been elected and qualified or until his earlier death, resignation or removal. The members of our Board of Directors are elected by a plurality of votes cast by stockholders.

        Upon the recommendation of the Governance, Nominating and Compliance Committee of the Board of Directors of Phase Forward, the Board of Directors has nominated and recommended Robert K. Weiler, Paul A. Bleicher, M.D., Ph.D, Axel Bichara, James I. Cash, Jr., Ph.D, Richard A. D'Amore, Gary E. Haroian, Kenneth I. Kaitin, Ph.D, and Dennis R. Shaughnessy, for election to the Board of Directors. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for any individual nominee will be voted FOR the election of all the nominees named below. The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE NOMINEES LISTED BELOW

        The following table sets forth the nominees to be elected at the annual meeting, the year such nominee or Board member was first elected as a Board member, and the positions currently held by the nominees. All Board members serve for a one-year term until that Board member's successor has been elected and qualified or until his earlier death, resignation or removal.

Nominee's Name and Year First Became Director	Positions with Phase Forward
Robert K. Weiler (2002)	President, Chief Executive Officer and Director
Paul A. Bleicher, M.D., Ph.D (1997)	Chairman of the Board of Directors and Chief Strategy Officer
Axel Bichara (1999)	Director
James I. Cash, Jr., Ph.D (2003)	Director
Richard A. D'Amore (1997)	Director
Gary E. Haroian (2005)	Director
Kenneth I. Kaitin, Ph.D (2007)	Director
Dennis R. Shaughnessy (2005)	Director

OCCUPATIONS OF DIRECTORS, THE NOMINEES FOR DIRECTOR AND
EXECUTIVE OFFICERS

        The following table sets forth our Board members, the nominees for our Board and our executive officers, their ages and the positions currently held by each such person.

Name	Age	Position
Robert K. Weiler	57	President, Chief Executive Officer and Director
Paul A. Bleicher, M.D., Ph.D	53	Chairman of the Board of Directors and Chief Strategy Officer
Rodger Weismann	66	Senior Vice President, Chief Financial Officer and Treasurer
Steven J. Rosenberg	52	Senior Vice President
Stephen J. Powell(1)	49	Senior Vice President of Worldwide Sales
D. Ari Buchler	43	Senior Vice President, General Counsel and Secretary
Michael P. Owings	53	Vice President, Quality and Regulatory Compliance
Channing H. Russell	60	President of Lincoln Technologies, Inc.
Axel Bichara(2)(3)	44	Director
James I. Cash, Jr., Ph.D(2)(4)	60	Director
Richard A. D'Amore(2)(3)	54	Director
Gary E. Haroian(3)	56	Director
Kenneth I. Kaitin, Ph.D(4)	55	Director
Dennis R. Shaughnessy(2)(4)	50	Director

(1)
Mr. Powell is employed by us through our wholly-owned subsidiary, Phase Forward Europe Limited.

(2)
Member of Management Development and Compensation Committee.

(3)
Member of Audit and Finance Committee.

(4)
Member of Governance, Nominating and Compliance Committee.

        Robert K. Weiler has served as our Chief Executive Officer, President and a member of the Board of Directors since November 2002. Prior to joining Phase Forward, Mr. Weiler served as Chairman, President and Chief Executive Officer of Giga Information Group, an IT Research Company, from September 1999 to October 2002. Prior to joining Giga, he was President and Chief Executive Officer of Eastman Software (formerly Wang Software) from March 1997 to March 1999. Mr. Weiler also served as Senior Vice President, Worldwide Sales and Marketing for Lotus Development Corporation.

        Paul A. Bleicher, M.D., Ph.D, a co-founder of Phase Forward, has served as Chairman of our Board of Directors since November 1997 and as our Chief Strategy Officer since March 2004. Dr. Bleicher also served as our Chief Executive Officer and President from September 1997 to March 1998 and from March 2002 to November 2002. Prior to Phase Forward, Dr. Bleicher was a Director, Early Phase Services at PAREXEL International and subsequently joined Alpha-Beta Technology, Inc. where he served as Vice President, Clinical Affairs. Dr. Bleicher received his M.D. and Ph.D (Microbiology/Immunology) from the University of Rochester School of Medicine and Dentistry, was trained in Internal Medicine and Dermatology at Harvard Medical School, and is board certified in Dermatology. After completion of his medical training he was a post-doctoral fellow in the Department of Molecular Immunology at the Dana-Farber Cancer Institute and an assistant professor in the Department of Dermatology at the Massachusetts General Hospital. Dr. Bleicher served as Chairman of the Steering Committee of North America for the Drug Information Association (DIA) from 2001 to 2003, a member of their Board of Directors from 2001 to 2003, and was a member of the their Foundation Board from 2003 to 2006.

        Rodger Weismann has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2004. Prior to joining Phase Forward, Mr. Weismann served as the Chief Financial Officer and Senior Vice President Finance and Operations at Inxight Software from May 2003 to June 2004. Prior to Inxight, Mr. Weismann served as Chief Financial Officer of Kabira Technologies from December 1999 to October 2001. From December 1998 to December 1999, Mr. Weismann served as Chief Financial Officer and Vice President of Finance at NONSTOP Solutions (now Evant), a distribution optimization services company. From September 1998 to November 1998, Mr. Weismann served as Vice President of Finance and Administration and Chief Financial Officer at Live Picture, an internet imaging company. From February 1993 to March 1998, Mr. Weismann served as Chief Financial Officer and Senior Vice President of Finance and Administration at Forte Software, a software applications development and deployment company. From 1986 to 1993, Mr. Weismann served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of Corporate Development at Banyan Systems, a computer networking firm. Mr. Weismann received an M.B.A. from the Amos Tuck School of Business Administration of Dartmouth College and a B.S. degree from Cornell University.

        Steven J. Rosenberg has served as our Senior Vice President since January 2006, having overall responsibility for our research and development efforts, as well as our North American services organization and our hosting and call center operations. Before becoming Senior Vice President, he served as our Vice President of Development since April 2003. Prior to joining Phase Forward, Mr. Rosenberg served as Vice President of Client Services at AptSoft Corporation, a provider of enterprise solutions for business process coordination, from July 2002 to April 2003. Prior to AptSoft, Mr. Rosenberg served as Senior Vice President of Development and Client Services at W3Health, a software company, from August 1999 to May 2002. Prior to W3Health, he served as Vice President and Manager of the Medical Management Division at McKesson, a software company, from June 1994 to July 1999.

        Stephen J. Powell has served as our Senior Vice President of Worldwide Sales since February 2007. Prior to that he served as our Vice President of Worldwide Sales since March 2005, and prior to that as our General Manager of International Operations since January 2002. Mr. Powell served with us in a similar capacity, providing services through Abney Management Services Limited, a management consulting firm of which Mr. Powell was Managing Director, from January 1999 to January 2002. Prior to Phase Forward, Mr. Powell held various positions at Glaxo Wellcome PLC, a pharmaceutical company, for 15 years, including U.K. Commercial Director from January 1998 to January 1999.

        D. Ari Buchler has served as our Senior Vice President since February 2007, as our General Counsel since October 1999, and as Secretary since February 2000. From October 1999 to February 2007, Mr. Buchler served as our Vice President. Prior to joining Phase Forward, Mr. Buchler served as Corporate Counsel for Cahners Business Information (now Reed Business Information), a business information provider, from January 1997 to October 1999. Prior to Cahners, he practiced in the corporate group at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1994 to 1997. Mr. Buchler received his J.D. degree from Columbia University School of Law.

        Michael P. Owings has served as our Vice President, Quality and Regulatory Compliance since April 2004. Prior to becoming Vice President, Mr. Owings served as our Director, Quality and Regulatory North America from 2002 to 2004, as Director, Quality and Regulatory Affairs-Services from 2001 to 2002, and as Senior Manager, Corporate Quality Affairs from 2000 to 2001. Prior to Phase Forward, Mr. Owings held various positions at Copley Pharmaceutical Inc. from 1996 to 2000, at Procept, Inc., from 1995 to 1996, and at Marion Merrell Dow, Inc. (HMR/Aventis) from 1982 to 1995.

        Channing H. Russell has served as President of our wholly-owned subsidiary, Lincoln Technologies, Inc., since its August 2005 acquisition by Phase Forward, reporting to Phase Forward's Chief Executive Officer. He was also President of Lincoln prior to the acquisition, serving in this capacity since co-founding the company in March 1999. Prior to co-founding Lincoln, Mr. Russell was Vice President of PPD Informatics, a division of Pharmaceutical Product Development, Inc. (formerly Belmont Research, Inc.), from March 1997 to February 1999. He co-founded Belmont Research, an independent software company that focused on technology and services for pharmaceutical research and development, in August 1990. Before co-founding Belmont Research, Mr. Russell held several senior technical management positions at Bolt, Beranek and Newman (BBN), including Vice President of Engineering. Mr. Russell holds a B.A. degree from Harvard College and attended Harvard University Graduate School in Computer Science.

        Axel Bichara joined our Board of Directors in May 1999. Mr. Bichara was responsible for Atlas Venture's initial investment in Phase Forward's first round of venture financing in August 1997. Mr. Bichara has been with Atlas Venture, a venture capital firm, since 1993. Prior to his arrival at Atlas Venture, Mr. Bichara was Vice President of Product Development at Premise, a venture-backed software company which he co-founded in 1987, and which was acquired by Computervision in 1991. Mr. Bichara is currently on the board of directors of several private companies. A German citizen, Mr. Bichara holds an M.B.A. from INSEAD, a Master of Science degree from MIT and a Masters degree in Mechanical Engineering from Technical University in Berlin.

        James I. Cash, Jr., Ph.D joined our Board of Directors in October 2003. Dr. Cash is a former James E. Robison Professor of Business Administration at the Harvard Graduate School of Business. Dr. Cash served on the faculty of the Harvard Graduate School of Business from July 1976 to October 2003, where he served as chairman of the M.B.A. program from 1992 to 1995, and the chairman of HBS Publishing. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, General Electric Company and Wal-Mart Corporation. He also serves as a trustee of the Bert King Foundation, Massachusetts General Hospital, Partners Healthcare, and serves as a director of the National Association of Basketball Coaches Foundation. Dr. Cash holds a B.S. in Mathematics from Texas Christian University and M.S. and Ph.D degrees from Purdue University.

        Richard A. D'Amore joined our Board of Directors in December 1997. Mr. D'Amore is, and since the inception of North Bridge Venture Partners in 1994, has been, a manager in multiple entities which serve as the general partner of multiple venture capital limited partnerships of North Bridge Venture Partners. Mr. D'Amore also serves on the board of directors of Veeco Instruments, Inc.

        Gary E. Haroian joined our Board of Directors in November 2005. Mr. Haroian is currently a consultant to emerging technology companies (not including Phase Forward). From April 2000 to October 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including as chief financial officer, chief operating officer and chief executive officer. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, a network management software company. From 1983 to 1996, Mr. Haroian served in various positions at Stratus Computer, including as chief financial officer, president and chief operating officer and as chief executive officer. Prior to Stratus Computer, Mr. Haroian was a Certified Public Accountant and Audit Manager with a major public accounting firm. Mr. Haroian is also a member of the board of directors and chairman of the audit committee of Aspen Technology, Inc. and Network Engines, Inc.

        Kenneth I. Kaitin, Ph.D joined our Board of Directors in November 2007. Since 1998, Dr. Kaitin has been the Director of the Tufts Center for the Study of Drug Development, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process. He is also Associate Professor of Medicine at the Tufts University School of Medicine, and since 1999, he has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and FDA reform. He is a former

Editor-in-Chief of the Drug Information Journal and from 1997 to 1998 he was President of the Drug Information Association. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University. Dr. Kaitin is also a member of the board of directors of Curis Inc.

        Dennis R. Shaughnessy joined our Board of Directors in November 2005. Mr. Shaughnessy is Executive Professor of Management at Northeastern University's College of Business Administration, where he joined in January 2005. Mr. Shaughnessy teaches courses in business law and ethics, intellectual property, strategic entrepreneurship, and the creation and growth of technology-driven ventures. Since January 2005, Mr. Shaughnessy has also been an advisor to New England based start-ups and early stage companies. Prior to January 2005, Mr. Shaughnessy was Senior Vice President, Corporate Development, General Counsel and Secretary with Charles River Laboratories International, Inc., a company that provides enabling products and services to the global pharmaceutical, biotech and medical device industries. He was the company's senior executive responsible for corporate development, strategic growth and legal affairs. Mr. Shaughnessy holds a BA from the Pennsylvania State University, a Masters from the University of Michigan, and a J.D. from the University of Maryland's School of Law. He also holds an MBA from Northeastern's High Technology MBA Program.

        Our executive officers are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers and our Board members.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Independence

        The Board of Directors has determined that each of Axel Bichara, Richard A. D'Amore, James I. Cash, Jr. Ph.D, Gary E. Haroian, Dennis R. Shaughnessy, and Kenneth I. Kaitin, Ph.D, comprising six of its eight members, is an independent member of our Board within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Furthermore, the Board has determined that all of the members of the Audit and Finance Committee, the Management Development and Compensation Committee, and the Governance, Nominating and Compliance Committee are independent within the meaning of applicable director independence standards.

Executive Sessions of Independent Directors

        Executive sessions of our independent Board members are generally held following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any of our non-independent Board members and are chaired by a lead independent Board member who is appointed annually by the Board of Directors from our independent Board members. Dr. Cash currently serves as the lead independent Board member. In this role, Dr. Cash serves as chairperson of the independent Board member sessions and assists the Board in assuring effective corporate governance. The independent Board members of the Board of Directors met in executive session four times in 2007.

Policy Governing Security Holder Communications with the Board of Directors

        Any of our security holders who wish to communicate directly with the Board of Directors or an individual member of the Board of Directors may do so by sending such communication by certified mail addressed to the Chairman of the Board, as a representative of the entire Board of Directors, or to the individual Board member or Board members, in each case, c/o Phase Forward Incorporated, Attn: Board of Directors, Office of the General Counsel, 880 Winter Street, Waltham, MA 02451. We will forward any such security holder communication to the Chairperson and/or to the Board member to whom the communication is addressed on a periodic basis.

Policies Regarding Director Nominations

  Director Qualifications

        The Governance, Nominating and Compliance Committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the overall composition and needs of the Board, with the objective of recommending candidates who will contribute to a board of directors that best leads to the success of our business and represents stockholder interests using its diversity of experience. Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to Phase Forward's business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Board of Directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to Phase Forward and its corporate mission. In addition, nominees for Board member are selected to have complementary, rather than overlapping, skill sets. All candidates for Board member nominee must have time available to devote to the activities of the Board of Directors. The Governance, Nominating and Compliance Committee also considers the independence of candidates for Board member nominee, including the appearance of any conflict in serving as a Board member. Candidates for Board member nominees who do not meet all of these criteria may still be considered for nomination to the Board of Directors, if the Governance, Nominating and Compliance Committee believes that the candidate will make an exceptional contribution to us and our stockholders.

  Process for Identifying and Evaluating Director Nominees

        The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Governance, Nominating and Compliance Committee, with the expectation that other members of the Board of Directors, and of management, may be requested to take part in the process as appropriate. Generally, the Governance, Nominating and Compliance Committee identifies candidates for Board member nominees in consultation with management and non-management directors, through the use of search firms or other advisers, through the recommendations submitted by other Board members or stockholders or through such other methods as the committee deems appropriate. Once candidates have been identified, the Governance, Nominating and Compliance Committee confirms that the candidates meet the qualifications for Board member nominees established by the committee. The Governance, Nominating and Compliance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the committee deems to be helpful in the evaluation process. The Governance, Nominating and Compliance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. The Committee evaluates all proposed director candidates in the same manner, with no regard to the source of the initial recommendation of the proposed director candidate. Based on the results of the evaluation process, the Governance, Nominating and Compliance Committee recommends candidates for the Board of Director's approval (and the approval of a majority of the independent Board members) as Board member nominees for election to the Board of Directors. The Governance, Nominating and Compliance Committee also recommends candidates for the Board of Director's appointment to the standing committees of the Board of Directors.

  Procedures for Recommendation of Director Nominees by Stockholders

        The policy of the Governance, Nominating and Compliance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. Stockholders, in submitting recommendations to the Governance, Nominating and Compliance Committee for Board member nominee candidates, shall make such recommendation in writing and shall include:

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  the name and address of the stockholder making the recommendation, as they appear on Phase Forward's books and records, and of such record holder's beneficial owner;

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  the number of shares of capital stock of Phase Forward that are owned beneficially and held of record by such stockholder and such beneficial owner;

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  the name of the individual recommended for consideration as a Board member nominee;

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  why such recommended candidate meets Phase Forward's criteria and would be able to fulfill the duties of a Board member;

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  a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership;

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  a description of all arrangements or understandings between the stockholder and the proposed director candidate;

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  the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and

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  all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of Board members or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act"), including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a Board member if approved by the Board of Directors and elected.

        Nominations must be sent to the attention of the Secretary of Phase Forward by U.S. Mail (including courier or expedited delivery service) c /o Phase Forward Incorporated, Attn: Secretary, Office of the General Counsel, 880 Winter Street, Waltham, MA 02451. The Governance, Nominating and Compliance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting; provided, however, that with respect to a special meeting of stockholders called by Phase Forward for the purpose of electing Board members to the Board of Directors, the Secretary must receive any such recommendation not earlier than the 90th day prior to such special meeting nor later than the later of (x) the close of business on the 60th day prior to such special meeting or (y) the close of business on the 10th day following the day on which a public announcement is first made regarding such special meeting. The Secretary of Phase Forward will promptly forward any such nominations to the Governance, Nominating and Compliance Committee. Once the Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Director Attendance at Annual Meetings of Stockholders

        Our policy is to schedule a regular meeting of the Board of Directors on the same date as Phase Forward's annual meeting of stockholders and, accordingly, Board members are encouraged to be present at our stockholder meetings. Dr. Bleicher, Dr. Cash, Mr. Bichara, Mr. Haroian, Mr. Shaughnessy and Mr. Weiler attended our annual meeting of stockholders held on May 2, 2007.

Code of Ethics

        We have a "code of ethics" as defined by regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act that applies to all of our Board members, officers (including our principal executive officer and principal financial officer) and employees. The code of ethics is designed to deter wrongdoing and promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in reports and documents that we submit to the Securities and Exchange Commission and in other public communications that we make;

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  compliance with applicable governmental laws, rules and regulations;

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  the prompt internal reporting of violations of the code to an appropriate person identified in the code of ethics; and

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  accountability for adherence to the code of ethics.

        In addition, our code of ethics is supplemented by a set of additional provisions applicable to all employees in our Finance organization to promote honesty and integrity in financial matters, including the preparation of our financial statements.

        We have established procedures to ensure that suspected violations of the code may be reported anonymously. A current copy of our code of ethics is available at http://www.phaseforward.com. A copy may also be obtained, free of charge, from us upon a request directed to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, attention: Investor Relations. We intend to disclose any amendments to or waivers of a provision of the code of ethics granted to Board members and officers by posting such information on our website available at http://www.phaseforward.com and/or in our public filings with the Securities and Exchange Commission.

Stock Ownership and Retention Program

        We have a stock ownership and retention program, which generally requires members of the Board of Directors, our chief executive officer and the chief executive officer's direct reports to retain a minimum stock ownership position in the Company equal in value to a multiple, ranging from one to three times their respective annual base compensation. This program was adopted as a good corporate governance practice designed to further align the interests of our management and Board with the interests of our stockholders. Individuals covered under this program are required to achieve compliance with this program by 2012. However, in order to promote increased management and Board member ownership prior to 2012, beginning September 1, 2007, any individual covered under this program who acquires shares via (i) a stock option exercise or (ii) a lapse of restrictions on restricted stock or restricted stock units (net of shares surrendered for payment of taxes) must retain at least 25% of the shares acquired.

Director Evaluations

        The Board of Directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each Board member. In addition, each of the standing committees of the Board of Directors conducts its own self-evaluation, which is reported to the Board of Directors.

        For more corporate governance information, you are invited to access the Corporate Governance section of our website, which is available under the "Investors" tab at http://www.phaseforward.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

        Our bylaws currently permit our Board of Directors to establish by resolution the authorized number of Board members, and eight Board members are currently authorized. Our amended and restated certificate of incorporation provides that the authorized number of Board members may be changed only by resolution of the Board of Directors. Each Board member is elected annually. There are no staggered terms for the Board members or cumulative voting rights for the stockholders. Dr. Cash has been designated by the Board of Directors as the lead independent Board member. In this role, Dr. Cash serves as chairperson of the independent Board member sessions and assists the Board in assuring effective corporate governance.

        Our Board of Directors met five times and took action by written consent eight times in 2007. All Board members attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which they then served during 2007. The Board of Directors retains the authority to engage its own advisors and consultants.

Board Committees

        Our Board of Directors has the following standing committees: Audit and Finance Committee; Management Development and Compensation Committee; and Governance, Nominating and Compliance Committee; each of which operates pursuant to a separate charter adopted by our Board of Directors. A current copy of each charter is available at http://www.phaseforward.com. The charters are reviewed for appropriateness at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

  Audit and Finance Committee

        Our Audit and Finance Committee oversees our corporate accounting and financial reporting process. Our Audit and Finance Committee:

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  evaluates the qualifications, independence and performance of the independent registered public accounting firm;

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  determines the engagement of the independent registered public accounting firm;

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  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

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  monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

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  oversees selection and changes to accounting policies and establishes policies;

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  reviews our financial statements and Management's Discussion and Analysis contained in all reports to the Securities and Exchange Commission;

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  reviews our critical accounting policies and estimates;

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  reviews material communication between our independent registered public accounting firm and management; and

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  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements.

        Our Audit and Finance Committee is presently comprised of Messrs. Bichara, D'Amore and Haroian, each of whom is an independent Board member within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Mr. Haroian, who serves as chairperson of the Audit and Finance Committee, and Mr. D'Amore are each an "audit committee financial expert" as defined under the applicable rules of the Securities and Exchange Commission.

        Our Audit and Finance Committee met nine times and took action by written consent twice in 2007. The Audit and Finance Committee's report appears elsewhere in this proxy statement.

  Management Development and Compensation Committee

        Our Management Development and Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The Management Development and Compensation Committee also administers the issuance of stock options and other awards under our stock plans. In addition, the Management Development and Compensation Committee: (i) reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter; (ii) reviews and approves the policies and procedures for the grant of equity-based awards; and (iii) reviews and discuss with our management the Compensation Discussion and Analysis to be included in our proxy statement or annual report on Form 10-K ("CD&A"), and, based on such review, makes a recommendation to the full Board of Directors as to whether the CD&A should be included in our proxy statement or annual report on Form 10-K. The Management Development and Compensation Committee is presently comprised of Dr. Cash and Messrs. Shaughnessy, Bichara and D'Amore, each of whom is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Mr. Shaughnessy serves as chairperson of the Management Development and Compensation Committee.

        Our Management Development and Compensation Committee met five times and took action by written consent twice in 2007. The Management Development and Compensation Committee's report appears elsewhere in this proxy statement.

  Governance, Nominating and Compliance Committee

        The Governance, Nominating and Compliance Committee oversees all aspects of our corporate governance functions, makes recommendations to our Board of Directors regarding corporate governance candidates to serve as Board members of Phase Forward, recommends such candidates to our Board of Directors and makes other recommendations to our Board of Directors regarding affairs relating to our Board of Directors, including Board member compensation. The current members of our Governance, Nominating and Compliance Committee are Dr. Cash, Mr. Shaughnessy and Dr. Kaitin, each of whom is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Dr. Cash serves as chairperson of the Governance, Nominating and Compliance Committee.

        Our Governance, Nominating and Compliance Committee met three times in 2007.

  Special Committees

        From time to time, our Board of Directors may form special committees for specific purposes. In 2007, our Board of Directors formed a special pricing committee to consider and approve the terms of an offering of our common stock in May 2007. This special pricing committee met once in 2007. In 2007, our Board of Directors also formed a special committee to evaluate a possible acquisition opportunity. This special committee met once in 2007, and we elected not to pursue the transaction.

Compensation Committee Interlocks and Insider Participation

        As noted above, the Management Development and Compensation Committee of the Board consists of Dr. Cash, and Messrs. Shaughnessy, Bichara and D'Amore. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Management Development and Compensation Committee.

        During the last year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Management Development and Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our Board members.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

  Overview

        Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance-based incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives' interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the Management Development and Compensation Committee of our Board of Directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our revenue and earnings growth. Our Management Development and Compensation Committee reviews and approves all of our executive compensation policies, including executive officer salaries, bonuses and equity awards, other than for our chief executive officer. The compensation for our chief executive officer is reviewed by the Management Development and Compensation Committee and then recommended to the Board of Directors, who in turn approves the compensation of our chief executive officer.

  Objectives of Our Executive Compensation Programs

        Our compensation programs for our executive officers are designed to achieve the following objectives:

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  attract and retain talented and experienced executives in the highly competitive and dynamic technology and life sciences industries;

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  motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

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  promote continuity of service for executives whom we believe are in a position to make continued contributions to our success;

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  align the interests of our executives and stockholders by motivating executives to increase stockholder value and reward executives when stockholder value increases;

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  provide a competitive compensation package designed to balance retention and pay for performance and in which a significant portion of total compensation is determined by company financial operating results and the creation of stockholder value;

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  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

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  foster a shared commitment among executives by coordinating their individual and company goals; and

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  motivate our executives to manage our business to meet our short- and long-term objectives, and reward them for meeting or exceeding these objectives.

        We use a mix of short-term compensation (base salaries and cash bonuses) and long-term compensation (stock options, restricted stock and restricted stock units) to provide a total compensation structure that is designed to achieve these objectives. We determine the percentage mix of compensation structures we think is appropriate for each of our executive officers. This is not a mechanical process, and the Management Development and Compensation Committee uses its judgment, experience, and the recommendations of our chief executive officer (except for his own compensation) to determine the appropriate mix of compensation for each individual. Our human resources department also supports the efforts of our chief executive officer and the Management Development and Compensation Committee by providing existing compensation data and coordinating the annual compensation review process. Short-term compensation is determined primarily on the basis of comparison to peer company and market data. The Management Development and Compensation Committee may also take into account executive compensation levels in the context of our overall operating expenses. Long-term compensation is generally determined on the basis of the degree of an executive's responsibility within the company and his overall performance. In addition, the Management Development and Compensation Committee looks to available third party data to determine compensation packages for our named executive officers.

  Benchmarking

        Overall, our total compensation opportunity is intended to create an executive compensation program that is generally set at competitive levels between the median and the 75th percentile of comparable public companies within our peer group. In addition to peer group market data, our Management Development and Compensation Committee also takes into account factors such as level of responsibility, prior experience, internal equity and individual performance in arriving at final compensation decisions, which in some cases may exceed the 75th percentile of comparable public companies within our peer group.

        In connection with compensation decisions for 2007, our vice president of human resources provided the Management Development and Compensation Committee with market compensation data from technology companies of a similar revenue size as ours, as reported by nationally recognized compensation survey firms. The Management Development and Compensation Committee also gathered input from the chief executive officer on the performance and contributions of each executive. The Management Development and Compensation Committee also takes into account the compensation data provided to it, as well as historical equity incentive award data for each executive, in determining long-term compensation awards to executives.

        For 2007, our Management Development and Compensation Committee retained the services of an independent executive compensation consultant, DolmatConnell & Partners, who assisted us in identifying peer group companies to benchmark appropriate compensation levels for our executive officers. Based on this information, our Management Development and Compensation Committee selected our peer group from companies in a related Standard Industrial Classification, or SIC, code with revenues within a range similar to ours. We eventually selected the following 15 companies to serve as our peer group in 2007 for purposes of benchmarking our compensation: Amicas, Inc.; Bottomline Technologies Inc.; Broadvision Inc.; Computer Programs & Systems; Concurrent Computer Corporation; Emageon Inc.; Epiq Systems Inc.; eResearch Technology Inc.; Mobius Management Systems Inc.; Omnicell Inc.; QuadraMed Corporation; Quality Systems Inc.; Quovadx Inc.; Stellent Inc.; and Tripos Inc.

        For 2008, our Management Development and Compensation Committee again retained the services DolmatConnell & Partners, who assisted us in identifying peer group companies to benchmark appropriate compensation levels for our executive officers.

  Our Executive Compensation Programs

        Our executive compensation primarily consists of base salary, annual cash incentive bonuses, equity award compensation and broad-based benefits programs. Our executive compensation for our senior vice president of worldwide sales also includes quarterly incentives which are paid annually.

        As part of our regular review to ensure competitive pay levels for our executives we pay close attention to:

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  the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities;

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  the roles and responsibilities of our named executive officers;

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  the individual experience and skills of, and expected contributions from, our named executive officers;

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  the amount of compensation being paid to our other executives; and

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  the amount of historical compensation paid to our named executive officers.

        Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2007 under each of these elements. In the descriptions below, we have identified particular compensation objectives that we have designed elements of our executive compensation to serve; however, we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

  Annual Cash Compensation

  Base Salary

        Base salaries are generally targeted to be at or near the market median and are competitive with similar positions at our peer group companies. The base salaries of all executive officers are reviewed annually against market data and may be adjusted to reflect individual roles and performance. We may also increase the base salary of an executive officer at other times if a change in the scope of the officer's responsibilities justifies such consideration. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions of our executives and our executives' performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

        Our named executive officers' base salaries reflect the initial base salaries that we negotiated with each of our executives at the time of his initial employment or promotion and our subsequent adjustments to these amounts, which are approved by the Management Development and Compensation Committee, to reflect market increases, our growth and stage of development, our executives' performance and increased experience, any changes in our executives' roles and responsibilities and other factors. The initial base salaries that we negotiated with our executives were based on our understanding of the market at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the base salaries of our existing executives and other factors.

  Cash Incentive Bonuses

        Consistent with our emphasis on pay for performance incentive compensation programs, each named executive officer has a cash incentive opportunity under either our Management Incentive Plan or our Global Sales Executive Incentive Compensation Plan. The primary objectives of our cash incentive plans are to motivate our executives toward even higher achievement and business results, to tie our executives' goals and interests to ours and our stockholders' and to enable us to attract and retain highly qualified individuals. The bonus target amounts, expressed as a percentage of base salary, are established for executive officers each year. The bonus target amounts for 2007 and 2008 for each of our named executive officers are set forth below. The Management Development and Compensation Committee may also, in its discretion, award bonuses to our named executive officers based upon such other terms and conditions as the Management Development and Compensation Committee may determine. No such discretionary bonuses were awarded in 2006 or 2007.

        With the exception of our senior vice president of worldwide sales, Stephen Powell, all of our named executive officers participated in the 2007 Management Incentive Plan. Our named executive officers participating in the plan were eligible to receive cash incentive bonuses based upon the attainment of the quarterly targets for our operating income before purchase price amortization, stock-based compensation expenses and bonuses accrued under the 2007 Management Incentive Plan. The 2007 Management Incentive Plan provided our named executive officers participating in the plan with an opportunity to earn a cash bonus at the targets described below, expressed as a percentage of their respective 2007 base salaries based on the attainment of specified corporate profitability goals.

Name and Principal Position	Target Bonus as a % of 2007 Base Salary
Robert K. Weiler President, Chief Executive Officer and Director	80%
Rodger Weismann Senior Vice President, Chief Financial Officer and Treasurer	50%
Steven J. Rosenberg Senior Vice President	50%
D. Ari Buchler Senior Vice President, General Counsel and Secretary	50%

        Attainment of the corporate profitability goals was measured quarterly and earned amounts, if any, were to be paid in 2008. Each quarter's contribution to the final bonus amount determination was weighted as follows: 10% for the first quarter; 15% for the second quarter; 30% for the third quarter; and 45% for the fourth quarter. To the extent that we were to exceed the corporate profitability goals, the respective bonus amounts could have been increased up to a cap of 200% of the target bonus, provided, however, that no bonus could have been earned in a quarter if achievement was below a threshold of 80% of the targeted financial goals for the applicable quarter. Based on our performance in 2007, the 2007 payout for each of the participants in the 2007 Management Incentive Plan was 106% of the bonus targets. The Management Development and Compensation Committee approved this payout in February 2008.

        Our senior vice president of worldwide sales, Stephen Powell, participated in the 2007 Global Sales Executive Incentive Compensation Plan (the "2007 Sales Executive Plan"). The 2007 Sales Executive Plan provided Mr. Powell with a base salary of £170,000 and a targeted variable compensation of £120,000, for a total earnings target of £290,000. The targeted variable compensation was subject to the attainment of specified corporate bookings and profitability goals. The variable compensation was calculated based on the following formula: 50% based on annual corporate bookings performance and 50% based on the corporate profitability goals established for the 2007 Management Incentive Plan. Variable compensation components earned were to be paid annually, except that partial advance payments were permissible for the bookings component under certain circumstances, subject to reconciliation at year-end. Variable compensation based on corporate profitability objectives were to be measured and paid in accordance with the 2007 Management Incentive Plan. To the extent that we were to exceed the 2007 corporate profitability goals and/or the bookings goals, the targeted variable compensation could have been increased up to an aggregate cap of 250%. Mr. Powell's 2007 bonus under the 2007 Sales Executive Plan was 175% of his target bonus, and the Management Development and Compensation Committee approved this payout in February 2008.

        The performance goals established by our Management Development and Compensation Committee under the 2007 Management Incentive Plan and the 2007 Sales Executive Plan are based on our historical results, and are designed to require significant effort and success on the part of the company and our executives. For example, 2006 and 2005 payouts represented 92% and 60%, respectively, of the bonus targets under the Management Incentive Plan in those years. In addition, failure in 2007 to exceed the actual levels achieved in 2006 would have resulted in no payouts under the 2007 Management Incentive Plan. Thus, there is considerable risk that payments under our Management Incentive Plans will be made at less than 100% under this plan. Although the 2006 payout under the Sales Executive Plan represented 148% of the bonus target for that year, actual performance under the plan reflected significant achievement over a double-digit growth target as compared to actual bookings in the prior year. The Management Development and Compensation Committee sets the performance metrics under our executive incentive compensation plans annually to align with our achievement relative to our internal business plan and not based on a probability that the performance metrics will be achieved.

        On February 7, 2008, we adopted our 2008 Management Incentive Plan (the "2008 Management Plan"), effective as of January 1, 2008. The 2008 Management Plan provides our named executive officers participating in the plan with an opportunity to earn a cash bonus at the targets described below, expressed as a percentage of their respective 2008 base salaries based on the attainment of specified corporate profitability goals.

Name and Principal Position	Target Bonus as a % of 2008 Base Salary
Robert K. Weiler President, Chief Executive Officer and Director	100%
Rodger Weismann Senior Vice President, Chief Financial Officer and Treasurer	50%
Steven J. Rosenberg Senior Vice President	65%
D. Ari Buchler Senior Vice President, General Counsel and Secretary	50%

        Attainment of the corporate profitability goals is measured quarterly and earned amounts, if any, will be paid in 2009. Each quarter's contribution to the final bonus amount determination is weighted as follows: 10% for the first quarter; 15% for the second quarter; 30% for the third quarter; and 45% for the fourth quarter. To the extent that we exceed the corporate profitability goals, the respective bonus amounts may be increased up to a cap of 200% of the target bonus, provided, however, that no bonus will be earned in a quarter if achievement is below a threshold of 80% of the targeted financial goals for the applicable quarter.

        On February 28, 2008, we adopted the Phase Forward 2008 Global Sales Executive Incentive Compensation Plan (the "2008 Sales Executive Plan"), effective as of January 1, 2008. The 2008 Sales Executive Plan provides our senior vice president of worldwide sales with a base salary of £180,000 and a targeted variable compensation of £130,000, for a total earnings target of £310,000. The targeted variable compensation is subject to the attainment of specified corporate bookings and profitability goals. The variable compensation will be calculated based on the following formula: 50% based on annual corporate bookings performance and 50% based on the corporate profitability goals established for the 2008 Management Incentive Plan. The variable compensation component earned, if any, based on corporate bookings performance will be paid in 2009, except that partial advance payments may be made for this component if certain year-to-date bookings milestones are met, subject to reconciliation following year-end. No compensation will be paid on the variable component if achievement is below a threshold of 80% of the annual bookings target. Variable compensation based on corporate profitability objectives will be measured and paid in accordance with the 2008 Management Plan. To the extent that we exceed the corporate profitability goals and/or the bookings goals, the targeted variable compensation may be increased up to an aggregate cap of 250%.

  Equity Awards

        We grant equity incentive awards in the form of stock options, restricted stock and restricted stock units to our named executive officers as part of our total compensation package. Consistent with our objective of retaining talented and motivated executives through the use of service-based equity incentive compensation, these awards represent a significant portion of total executive compensation. While we have not awarded performance-based equity compensation in the past, we have granted service-based options which vest in full after seven years of service, subject to acceleration for achievement of performance milestones. We did not award any performance-based equity compensation in 2006 and 2007. We use equity awards to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. Prior to 2006, we primarily used stock options, which derive value exclusively from increases in stockholder value. Starting in 2006, based in part on our assessment of the impact of Statement of Financial Accounting Standards No. 123(R), or SFAS 123(R), we moved to the use of restricted stock and restricted stock units. Our decisions regarding the amount and type of equity award and relative weighting of these awards among total executive compensation were based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion. We typically make grants of equity incentive awards to our executive officers on an annual basis generally at the same time that we review and or revise the executive compensation structure. In 2007, we considered a number of factors in determining the amount of equity awards to grant to our executives, including:

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  the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our executives;

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  the vesting schedule of the unvested stock options, restricted stock award and restricted stock units held by our executives; and

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  the amount and percentage of our total equity on a diluted basis held by our executives.

        Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned on the basis of continued service to us and generally vest over four years, beginning with one-fourth vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Stock option awards are made pursuant to our 2004 Stock Option and Incentive Plan. See also "Potential Benefits Upon a Change in Control or Following Certain Termination Events" for a discussion of the acceleration events related to stock options.

        In the past, the exercise price of each stock option granted under our 2004 Stock Option and Incentive Plan was based on the closing price of our common stock on the day before the Management Development and Compensation Committee approved the grant, since such meetings typically occured in the middle of a trading day. We have not granted stock options to our executive officers since 2005; however, the exercise price of any stock option which may be granted under our 2004 Stock Option and Incentive Plan in the future will be determined in accordance with our Equity Award Policy, which is described below under Equity Grant Practices. This policy generally provides that the exercise price of each stock option will be the closing price of our common stock on the effective date of the grant. We have granted stock options as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, subject to the volume limitations contained in the Internal Revenue Code as well as non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the difference between the exercise price and the fair market value of the stock on the day the stock option was exercised. The holders of non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, we have primarily granted incentive stock options in order to provide these potential tax benefits to our executives and because of the limited expected benefits to us of the potential tax deductions as a result of our historical net losses.

        Awards of restricted stock and restricted stock units provide our executive officers with shares of our common stock by entering into a restricted stock or restricted stock unit award agreement, as applicable. Similar to stock options, shares of restricted stock are earned on the basis of continued service to us and generally vest over four years. The vesting schedules for each of our named executive officers varies, and we have described the vesting schedule for each of our named executive officers below. Awards of restricted stock and restricted stock units are granted pursuant to our 2004 Stock Option and Incentive Plan. These awards are subject to vesting periods tied to continued employment with the company.

        Generally, each restricted stock unit vests 50%, 75% and 100% on each of the second, third and fourth anniversary after the date of grant, with acceleration of vesting provided upon certain events including full acceleration upon certain terminations of employment within 12 months following a change in control of the company. We believe that the initial 2-year restricted stock unit vesting period is longer than is typical for similar companies, and that it serves to retain and motivate our executives on a longer-term basis than would be the case with a shorter initial vesting period. Consistent with our belief that longer vesting periods serve to retain and motivate our executives, a 400,000 share award of restricted stock granted to Mr. Weiler in 2006 is subject to an even longer vesting schedule. These shares of restricted stock are subject to vesting at a rate of 25% after 36 months, 50% after 48 months, and 100% after 60 months.

        See also "Potential Benefits Upon a Change in Control or Following Certain Termination Events" for a discussion of the acceleration events related to our equity-based awards.

  Equity Grant Practices

        In 2006, we voluntarily engaged a third party, Control Solutions, Inc., to confirm the appropriateness of our historical practices related to the issuance of stock options and awards since our initial public offering in July 2004. At the conclusion of its review, Control Solutions issued a report confirming the appropriateness of our historical practices and verifying that we have not engaged in inappropriate equity grant practices, such as stock options backdating, spring loading option grants, manipulating hire dates or issuing grants retroactively. In 2008, we adopted an equity award grant policy that formalizes how we grant equity awards by providing that grants will generally be made at regularly scheduled meetings, outlining grant approval requirements and specifying how awards are priced. Under this policy, awards are priced on the 15th day following the date of the meeting at which the award was approved (or the effective date of a written consent); provided, that if the 15th day following the meeting or consent date falls on a day that is not a business day, then the effective grant date will be the first business day to occur thereafter. We believe that this equity grant policy reinforces the effectiveness of our internal control over the equity grant process. For additional information, see the description of our program regarding stock retention described in this proxy statement under the heading "Corporate Governance Principles and Board Matters."

  Other Compensation

        All of our executive officers are also eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan. All of our named executive officers, other than Stephen Powell, are parties to an executive agreement which provides for certain severance benefits that may be triggered as a result of the termination of the executive officer's employment under certain circumstances. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers. The Management Development and Compensation Committee in its discretion may revise, amend or add to the officer's executive benefits and perquisites if it deems it advisable. We do not believe it is necessary for the attraction or retention of management talent to provide the officers with a substantial amount of compensation in the form of perquisites. In 2007, the only perquisites we provided were to Mr. Powell as described in footnote 6 to the Summary Compensation Table, below.

  Summary Compensation Table

        The following table sets forth certain information with respect to compensation for the year ended December 31, 2007 earned by or paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers, who are referred to herein as the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings	All Other Compensation (4)		Total
Robert K. Weiler President, Chief Executive Officer and Director	2007 2006	$370,000 $340,000	— —	$1,079,908 $ 552,237	$ 56,866 $ 69,989	$322,240 $234,600	— —	— —		$1,829,014 $1,196,826
Rodger Weismann Senior Vice President, Chief Financial Officer and Treasurer	2007 2006	$265,002 $250,008	— —	$ 325,252 $ 165,611	$341,680 $341,680	$143,100 $ 92,000	— —	— —		$1,075,034 $ 849,299
Stephen J. Powell Senior Vice President of Worldwide Sales(5)	2007 2006	$335,739 $293,632	— —	$ 173,967 $ 51,765	$ 76,973 $ 75,713	$419,725 $326,578	— —	$82,643 $72,872	(6)	$1,089,047 $ 820,560
Steven J. Rosenberg Senior Vice President	2007 2006	$268,750 $250,000	— —	$ 290,827 $ 129,413	$ 44,559 $ 38,260	$145,750 $ 92,000	— —	— —		$ 749,886 $ 509,673
D. Ari Buchler Senior Vice President and General Counsel	2007 2006	$215,000 $200,000	— —	$ 236,453 $ 115,007	$ 11,373 $ 13,998	$116,600 $ 64,400	— —	—		$ 579,426 $ 393,405

(1)
Represents stock-based compensation expense for the year for restricted stock awards and restricted stock units. Stock-based compensation expense for these awards was calculated in accordance with SFAS 123(R) and is being amortized over the vesting period of the restricted stock awards and restricted stock units. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in the reported years. For information regarding the assumptions made by us in determining the valuation of these awards and units, see the section in our 2007 Annual Report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation".

(2)
Represents stock-based compensation expense for the year for stock option awards to purchase shares of our common stock calculated in accordance with SFAS123(R) and amortized over the vesting period of the stock options. The amount reflected in this table excludes the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in the year. For information regarding the assumptions made by us in determining the valuation of these awards, see the section in our 2007 Annual Report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation".

(3)
Represents cash incentive awards earned for the year and paid in the following year. With respect to Mr. Weiler, Mr. Weismann, Mr. Rosenberg and Mr. Buchler, these cash incentive awards were authorized under our Management Incentive Plan for the applicable reported year. Mr. Powell's cash incentive award was authorized under the 2007 Global Sales Executive Incentive Compensation Plan for the applicable reported year. All plans were approved by our Management Development and Compensation Committee. The awards are described in more detail above in the section entitled "Cash Incentive Bonuses".

(4)
Excludes medical, disability and certain other benefits received by the named executive officers that are available generally to all of our employees.

(5)
Mr. Powell is employed by us through our wholly owned subsidiary, Phase Forward Europe Limited, and is compensated in British pounds. For the purposes of this disclosure, we have converted Mr. Powell's compensation to its equivalent value in dollars based on an assumed exchange rate of 0.5449 British pounds/U.S. dollar for 2006 and 0.4989 British pounds/U.S. dollar for 2007, which is the average of the 12 monthly rates we used in each year when preparing our audited income statement. Our source of information for our monthly exchange rates is http://www.x-rates.com.

(6)
Represents (i) $30,066 for a car allowance which is payable to Mr. Powell on a monthly basis; (ii) $50,361 towards a pension vehicle of Mr. Powell's choosing; (iii) $1,354 for a gymnasium membership subsidy, and (iv) $862 for medical-related expenses.

Grants of Plan-Based Awards

        The following table sets forth certain information regarding the terms of grants of our plan-based awards under our incentive plans made by us to the named executive officers during 2007.

Grants of Plan-Based Awards

					All other Stock Awards: Number of Shares of Stock or Units(3)	All other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Stock and Option Awards (per share)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)						Grant Date Fair Value of Stock and Option Awards
Name	Grant Date(1)
		Threshold	Target	Maximum
Robert K. Weiler	2/28/07	—	—	—	40,000	—	$13.23	$529,200
	—	$152,000	$304,000	$608,000	—	—	—	—
Rodger Weismann	2/28/07	—	—	—	12,500	—	$13.23	$165,375
	—	$ 67,500	$135,000	$270,000	—	—	—	—
Stephen J. Powell(4)	2/28/07	—	—	—	30,000	—	$13.23	$396,900
	—	$120,264	$240,529	$601,323		—	—	—
Steven J. Rosenberg	2/28/07	—	—	—	23,000	—	$13.23	$304,290
	—	$ 64,375	$137,500	$275,000	—	—	—	—
D. Ari Buchler	2/28/07	—	—	—	12,500	—	$13.23	$165,375
	—	$ 55,000	$110,000	$220,000	—	—	—	—

(1)
"Grant Date" applies only to equity incentive awards.

(2)
With respect to Mr. Weiler, Mr. Weismann, Mr. Rosenberg and Mr. Buchler, these non-equity incentive compensation estimates were established under our 2007 Management Incentive Plan. With respect to Mr. Powell, these non-equity incentive compensation estimates were established under our 2007 Global Sales Executive Incentive Compensation Plan. The payouts shown in the table were based on performance in 2007, which has now occurred. Thus, the amounts shown in the columns with the headings "Threshold", "Target" and "Maximum" reflect the range of potential payouts when the performance goals were set in early 2007. See the Summary Compensation Table for actual bonuses earned by our named executive officers in 2007, which were paid in 2008.

(3)
Represents restricted stock units awarded in 2007. The vesting schedules for these grants are described above in the section above titled "Equity Awards".

(4)
Mr. Powell is employed by us through our wholly owned subsidiary, Phase Forward Europe Limited, and is compensated in British pounds. For the purposes of this disclosure, we have converted Mr. Powell's compensation to its equivalent value in dollars based on an assumed exchange rate of 0.4989 British pounds/U.S. dollar, which is the average of the 12 monthly rates we used in each year when preparing our 2007 audited income statement. Our source of information for our monthly exchange rates is http://www.x-rates.com.

  Outstanding Equity Awards

        The following table sets forth certain information regarding the stock option grants and restricted stock awards to the named executive officers outstanding at the end of 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)
Robert K. Weiler	— 741,667 62,500	— — 62,500	— — —	— $3.00 $6.30	— 10/16/2012 2/16/2015	440,000 — —	$9,570,000 — —
Rodger Weismann	— 132,708	— 57,292	— —	— $7.55	— 10/29/2014	48,500 —	$1,054,875 —
Stephen J. Powell	— — —	— 5,000 25,000	— — —	— $6.30 $6.62	— 2/16/2015 3/7/2015	60,000 — —	$1,305,000 — —
Steven J. Rosenberg	— —	— 25,000	— —	— $6.30	— 2/16/2015	98,000 —	$2,131,500 —
D. Ari Buchler	— — —	— 12,500 6,250	— — —	— $6.30 $6.00	— 2/16/2015 3/2/2014	62,500 — —	$1,359,375 — —

(1)
Represents shares of restricted stock awarded in 2006 and restricted stock units awarded in 2007. The vesting schedules for these grants are described above in the section above titled "Equity Awards".

(2)
The closing price of our stock on the Nasdaq Global Market on December 31, 2007 was $21.75.

  Option Exercises and Stock Vested

        The following table provides information, for the named executive officers, on stock options exercised and stock awards vested during 2007, including the number of shares acquired upon exercise and the value realized.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert K. Weiler	283,333	$4,738,343	—	—
Rodger Weismann	65,000	$ 901,734	36,000	$874,080
Stephen J. Powell	25,521	$ 268,755	—	—
Steven J. Rosenberg	145,000	$2,361,500	—	—
D. Ari Buchler	31,250	$ 364,184	—	—

  Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

  Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

  Potential Benefits Upon a Change in Control or Following Certain Termination Events

  Severance and Change in Control Arrangements in General

        Each of our executive officers, other than Stephen Powell, has signed an executive agreement which provides that, in the event that we terminate his employment other than for cause, we will make severance payments equal to 50% of such person's annual base salary and, in the discretion of our chief executive officer, an amount representing variable compensation that such person would have been entitled to receive under our variable compensation plans but for the termination of his employment, as well as certain continued health benefits.

        In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his employment for certain reasons, generally referred to as "good reason", including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his annual base salary and 50% of such officer's annual bonus, as well as certain continued health benefits. The agreements also provide that all options granted to each officer under our 2004 Stock Option and Incentive Plan will have their vesting accelerated by 25% upon a change in control, which would be additional to the 25% acceleration of vesting otherwise triggered by our 1997 Stock Option Plan and 2004 Stock and Incentive Plan.

        Our 1997 Stock Option Plan and 2004 Stock Option and Incentive Plan provide that all stock options granted thereunder will have their vesting accelerated by 25% upon certain changes in control. Our grants of restricted stock are awarded under our 2004 Stock Option and Incentive Plan, but are subject to independently-determined vesting and acceleration schedules, which are described herein.

        Phase Forward Europe Limited, our wholly-owned subsidiary, entered into an employment agreement, effective April 1, 2002, with Stephen Powell, our senior vice president of worldwide sales, which provides generally for 12 months of notice by either party or payment in lieu of notice by us to Mr. Powell in the event of a termination of his employment without cause. Mr. Powell's agreement does not provide a right to resign with good reason following a change in control.

  Cash Payments Following Certain Termination Events

        Assuming the employment of our executive officers was terminated involuntarily or such officers (other than Mr. Powell) resigned with good reason following a change in control or were otherwise terminated without cause (not in connection with a change in control) on December 31, 2007, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below tables, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Powell's executive agreement provides that he is entitled to either 12 months notice prior to termination of employment or payment in lieu of notice consisting of the equivalent of 12 months of base salary, car allowance, pension and life and health insurance benefits. Accordingly, the amounts set forth opposite his name in the below table reflect the payments

Mr. Powell would receive on termination without notice as of December 31, 2007. Mr. Powell's agreement does not provide a right to resign with good reason following a change in control.

	Cash Payments to Named Executive Officers Following an Involuntary Termination Following a Change in Control or Resignation for Good Reason Following a Change in Control				Cash Payments to Named Executive Officers Following a Termination Without Cause, Not Due to a Change in Control
Name	Cash Severance	Bonus	Medical Continuation	Other	Cash Severance	Bonus(2)	Medical Continuation	Other
Robert K. Weiler	$380,000	$152,000	$18,632	—	$190,000	—	$9,316	—
Rodger Weismann	$270,000	$ 67,500	$18,632	—	$135,000	—	$9,316	—
Stephen J. Powell(1)	$340,750	—	$ 2,471	$80,427	$340,750	—	$2,471	$80,427
Steven J. Rosenberg	$275,000	$ 68,750	$18,632	—	$137,500	—	$9,316	—
D. Ari Buchler	$220,000	$ 55,000	$18,632	—	$110,000	—	$9,316	—

(1)
Mr. Powell is employed by us through our wholly owned subsidiary, Phase Forward Europe Limited, and is compensated in British pounds. For the purposes of this disclosure, we have converted Mr. Powell's compensation to its equivalent value in dollars based on an assumed exchange rate of 0.4989 British pounds/U.S. dollar, which is the average of the 12 monthly rates we used in 2007 when preparing our audited income statement. Our source of information for our monthly exchange rates is http://www.x-rates.com. Amounts shown in the "Other" column for Mr. Powell include potential payments to Mr. Powell representing the equivalent of 12 months of the following benefits: (i) $30,066 for car allowance and (ii) $50,361 for pension contribution.

(2)
Under the executive agreements (other than Mr. Powell's), in the discretion of our chief executive officer, an executive terminated without cause may be paid an amount representing variable compensation that such executive would have been entitled to receive under our variable compensation plans but for the termination of his employment.

  Automatic Acceleration of Vesting Upon a Change in Control or Following Certain Termination Events

        As described above, certain terms of our executive agreements with our executive officers (other than Mr. Powell), and our stock option and incentive plans provide that the stock options, restricted stock and restricted stock units held by each of our executive officers may be subject to accelerated vesting upon certain events, including a change in control, termination without cause or resignation for good reason, and death or total disability. The following table provides the intrinsic value (that is, the value based upon our stock price on December 31, 2007, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested as a result of these acceleration events as of December 31, 2007.

Automatic Acceleration of Vesting Upon a Change in Control
or Following Certain Termination Events

	Acceleration Events Due to a Change in Control				Acceleration Events Independent of a Change in Control
	Upon a Change in Control		Involuntary Termination or Resignation For Good Reason During the Twelve Month Period Following a Change in Control(1)		Death or Disability(2)		Termination Without Cause or Resignation For Good Reason
Name	Market Value of Stock Options (3)	Market Value of Restricted Stock and Restricted Stock Units (3)(4)	Market Value of Stock Options	Market Value of Restricted Stock and Restricted Stock Units (3)(5)	Market Value of Stock Options	Market Value of Restricted Stock and Restricted Stock Units (6)	Market Value of Stock Options	Market Value of Restricted Stock and Restricted Stock Units (7)
Robert K. Weiler	$965,625	$4,749,613	—	$4,820,387	—	$4,749,613	—	$2,791,765
Rodger Weismann	$813,546	$ 646,584	—	$ 408,291	—	$ 646,584	—	$ 56,615
Stephen J. Powell	$341,225	$ 543,641	—	—	—	—	—	—
Steven J. Rosenberg	$386,250	$1,248,581	—	$ 882,920	—	$1,248,581	—	$ 715,793
D. Ari Buchler	$291,563	$1,030,907	—	$ 328,469	—	$ 777,019	—	$ 709,050

        All market values reflected in the above table are based on the $21.75 closing price of our stock on the Nasdaq Global Market on December 31, 2007. All computations have been made in accordance with the terms of the respective award agreements with our named executives.

(1)
Mr. Weiler's, Mr. Weismann's, Mr. Rosenberg's and Mr. Buchler's executive agreements generally define an "Involuntary Termination Following a Change in Control or Resignation for Good Reason Upon Change in Control" as a termination of employment without cause at any time within the period beginning on the date that is forty-five (45) days prior to the public announcement of the signing of a definitive agreement regarding a change in control and ending on the first anniversary of the effective date of a change in control, but does not include termination (a) for cause, (b) as a result of the executive's disability or death or (c) resignation by the executive, except is if such executive terminates his employment for "good reason." "Good reason" includes (i) the substantial reduction of such named executive officer's (1) aggregate base salary, (2) incentive pay eligibility, or (3) the benefits for which such named executive officer was eligible, in each case, in effect immediately prior to a change in control; unless, however, in the case of subclause (3) only, such reduction is due to an across-the-board reduction applicable to all senior executives of the company and any successor, and the benefits available to such named executive officer after such across-the-board reduction are no less favorable than those available to similarly-situated executives of our Company and such successor; (ii) the permanent relocation of such named executive officer's primary workplace to a location more than thirty (30) miles away from such named executive officer's workplace in effect immediately prior to a change in control; or (iii) the failure of any successor to, or assignee of, our Company to assume the duties and obligations of our Company under such executive agreement.

(2)
Under the terms of the award agreements for restricted stock ("RSA's") and restricted stock units ("RSU's") for each of Mr. Weiler, Mr. Weismann, Mr. Rosenberg and Mr. Buchler, "Disability" generally means any physical or mental disability that renders an executive unable to perform his/her essential job responsibilities for a cumulative period of 180 days in any 12-month period, where such disability cannot be reasonably accommodated absent undue hardship.

(3)
As described under the heading "Potential Benefits Upon a Change in Control or Following Certain Termination Events", our 1997 Stock Option Plan and our 2004 Stock Option Plan each provide that 25% of the options granted to each of our named executive officers will automatically vest following a change in control. In addition, except for Mr. Powell, each of our named executive officers has entered into an executive agreement providing for the automatic acceleration of an additional 25% of all equity awards granted to such executive under our 2004 Stock Option Plan following a change in control. As a condition to receiving a RSA or RSU, each named executive officer waived any rights he may have had under his executive agreement with respect to any accelerated vesting of any RSA's and RSU's in the event of any change in control, instead electing the acceleration provisions contained in such executive's award agreements for RSA's and RSU's, as described in footnotes 4 through 7, below.

(4)
Determined by multiplying the number of shares subject to the award by the product of a pre-determined acceleration percentage and the number of full months that have elapsed since the date of grant, plus a pre-determined number of additional months, less the number of shares that have previously vested. The following table describes the variables applicable to each individual's awards:

	Pre-Determined Acceleration Percentage
Name			Additional Months
	RSA's	RSU's
Robert K. Weiler	1.667%	2.083%	12
Rodger Weismann	2.778%	2.083%	12
Stephen J. Powell	2.083%	2.083%	6
Steven J. Rosenberg	2.083%	2.083%	12
D. Ari Buchler	2.778%	2.083%	12
(5)
Under the terms of each of Mr. Weiler's, Mr. Weismann's, Mr. Rosenberg's and Mr. Buchler's RSA's and RSU's, 100% of all outstanding RSA's and RSU's held by each such named executive officer will automatically vest in the event that within the 12-month period following a change in control, such named executive officer is terminated for any reason other than cause, death, or disability or such named executive officer notifies the company in writing of his resignation within sixty (60) days after any event constituting "good reason", as described in footnote 1 above, and describes with reasonable specificity such event. The amounts reflected in this column are limited to the effect of accelerated vesting resulting from the events described in this footnote. Accordingly, these amounts exclude the prior effect of any accelerated vesting that would have been triggered upon a change of control, which are described in the column captioned "Upon a Change in Control."

(6)
Determined by multiplying the number of shares subject to the award by the product of a pre-determined acceleration percentage and the number of full months that have elapsed since the date of grant, plus (in certain cases) a pre-determined number of additional months, less the number of shares that have previously vested. The following table describes the variables applicable to each individual's awards:

	Pre-Determined Acceleration Percentage
Name			Additional Months
	RSA's	RSU's
Robert K. Weiler	1.667%	2.083%	12
Rodger Weismann	2.778%	2.083%	12
Steven J. Rosenberg	2.083%	2.083%	12
D. Ari Buchler	3.333%	2.083%	12*

    *
    RSU's only.

(7)
Determined by multiplying the number of shares subject to the award by the product of a pre-determined acceleration percentage (described in footnote 6 above) and the number of full months that have elapsed since the date of grant, less the number of shares that have previously vested.

Director Compensation

  Compensation Policy for Non-Employee Directors

        In connection with our efforts to attract and retain highly-qualified individuals to our Board of Directors, we maintain a cash and equity compensation policy for non-employee members of our Board. In 2007, each non-employee member of our Board was entitled to the following cash compensation:

Annual retainer for Board membership(1)	$30,000
Audit and Finance Committee(2)
Annual retainer for committee membership	$12,000
Additional retainer for committee chair	$ 8,000
Management Development and Compensation Committee(3)
Annual retainer for committee membership	$ 7,000
Additional retainer for committee chair	$ 8,000
Governance, Nominating and Compliance Committee(3)
Annual retainer for committee membership	$ 7,000
Additional retainer for committee chair	$ 4,000

(1)
Annual Retainer for Board service covers four regular Board meetings and one special budget meeting.

(2)
Annual Retainers for Audit and Finance Committee service cover six regular meetings of the committee.

(3)
Annual Retainers for Management Development and Compensation Committee service and Governance, Nominating and Compliance Committee service cover four regular meetings of each committee.

        In addition, our Board of Directors may consider and approve compensation for members of the Board who serve on any special committee of the Board that may be constituted from time to time. Any such compensation will be subject to the approval and recommendation of both the Management Development and Compensation Committee and the Governance, Nominating and Compliance Committee.

        For additional meetings not included in the annual retainers listed above, the following fees apply:

Board Meeting Fees (per meeting)	$1,000/in person; $500/telephone
Committee Meeting Fees (per meeting)	$1,000/in person; $500/telephone

        Annual retainer fees are paid quarterly in arrears.

        In addition to the cash compensation described above, each non-employee member of our Board is entitled to the following equity compensation under our compensation policy applicable to our non-employee members of our Board. Upon the initial election to the Board of Directors, each non-employee member would receive a one-time grant of $150,000 worth of restricted stock units under our 2004 Stock Option and Incentive Plan.

        In addition, we modified our compensation policy for non-employee members of our Board to provide that, beginning in 2008, all non-employee members of our Board are eligible to receive an annual grant of $75,000 worth of restricted stock units under our 2004 Stock Option and Incentive Plan. All restricted stock unit awards granted to our non-employee Board members would vest as follows: 50% on second anniversary of the grant and an additional 25% on each of the third and fourth anniversary of the date of grant. In the event of a change in control, all restricted stock unit awards granted to our non-employee Board members would vest in full upon such change in control. In addition, in the event of a change in control, all unvested options previously granted under the 2003 Non-Employee Director Stock Option Plan will immediately vest in full and become exercisable.

        In addition to the cash and equity compensation described above, all members of our Board will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

        The following table provides compensation information for the one year period ended December 31, 2007 for each non-employee member of our Board of Directors. Mr. Weiler and Dr. Bleicher, the members of our Board who are employed by us, do not receive any separate compensation for services rendered as a member of our Board.

Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Axel Bichara	$50,500	—		—	—	—	—	$ 50,500
James I. Cash, Jr., Ph.D	$49,500	—		—	—	—	—	$ 49,500
Richard A. D'Amore	$52,500	—		—	—	—	—	$ 52,500
Gary E. Haroian	$51,500	—		—	—	—	—	$ 51,500
Kenneth I. Kaitin, Ph.D	$ 9,750	$150,000	(2)	—	—	—	$6,456(3)	$166,206
Dennis R. Shaughnessy	$51,500	—		—	—	—	—	$ 51,500
Eve E. Slater, M.D., F.A.C.C.(4)	$28,750	—		—	—	—	—	$ 28,750

(1)
Represents fees earned in 2007 pursuant to our Compensation Policy for Non-Employee Directors in 2007, as discussed above.

(2)
Reflects restricted stock units awarded in accordance with our compensation policy for non-employee directors based on the value of the closing price of our common stock of $23.03 on November 7, 2007.

(3)
Represents fees and expense reimbursements paid to Dr. Kaitin for consulting services provided to us prior to his election to our Board of Directors.

(4)
Dr. Slater resigned from our Board of Directors effective August 1, 2007 in connection with her acceptance of a management position at Pfizer, Inc., which required that she relinquish her directorship.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

        Other than compensation agreements and other arrangements which are described in "Compensation and Other Information Concerning Directors and Officers" and the transactions described below, in 2007, there has not been any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K). It is our policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by our Audit and Finance Committee. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

Employment Agreements

        On August 25, 2005, we entered into an employment agreement with Channing Russell, President of Lincoln Technologies, Inc. ("Lincoln"), which was acquired by us in August 2005. This agreement provides that Mr. Russell will serve initially as President of Lincoln, reporting to Robert Weiler, our President and Chief Executive Officer. The agreement provides for a three-year employment period, during which we or Mr. Russell may end his employment at any time. If he remains continually employed by us as an active, full-time employee during the employment period, the agreement entitles Mr. Russell to receive a cash bonus equal to $108,696 at the end of such period. If he is terminated other than for "cause" before the end of the three-year employment period, Mr. Russell is entitled to a pro rata portion of the cash bonus. Mr. Russell was granted options to purchase 50,000 shares of our common stock in accordance with the agreement which vest over four years, with 25% of the options vesting on the one-year anniversary of the grant date and the remainder vesting thereafter in 36 equal monthly installments. The agreement also entitles Mr. Russell to benefits generally available to our executives.

Acquisition of Lincoln Technologies, Inc.

        In August 2005, we acquired all of the outstanding capital stock of Lincoln for approximately $11 million in cash, with a potential for additional cash consideration of up to $6 million, depending on the achievement of certain revenue milestones in 2005 and 2006. Before the acquisition, Channing Russell was President of Lincoln. Following the acquisition, Mr. Russell was appointed to continue to act as President of Lincoln, reporting to Robert Weiler, our President and Chief Executive Officer. Under the terms of the acquisition agreement between us and the stockholders of Lincoln, Mr. Russell, in his capacity as a stockholder of Lincoln, received cash consideration of approximately $4.1 million in exchange for his shares of Lincoln capital stock. Following the closing of the transaction, the former Lincoln stockholders received an additional $278,092 as a result of a purchase price adjustment in accordance with the terms of the acquisition agreement, of which approximately $87,000 is allocable to Mr. Russell. In addition, the 2005 revenue milestones referenced were achieved, which resulted in the payment of an additional $2 million to the former stockholders of Lincoln, of which approximately $625,000 is allocable to Mr. Russell.

        On September 13, 2006, we entered into an Amendment No. 1 to Agreement and Plan of Merger with Lincoln, and Lincoln SR, Inc., as securityholder representative, to amend the terms of the remaining contingent earnout payment for which the securityholders of Lincoln could be eligible in 2007 under the acquisition agreement between us and the stockholders of Lincoln and Plan of Merger. Pursuant to the amendment, we agreed to pay the securityholders of Lincoln an aggregate of $3.5 million in cash in satisfaction of our remaining payment obligations under the acquisition agreement and Plan of Merger. This amount, of which approximately $618,735 is allocable to Mr. Russell, was paid in December 2007.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE POLICIES
AND PROCEDURES REPORT

Policies and Procedures

        The Management Development and Compensation Committee of the Board of Directors is responsible for developing executive compensation policies, advising the Board of Directors with respect to such policies, and administering Phase Forward's cash incentive, equity incentive and employee stock purchase plans. The members of the Management Development and Compensation Committee are appointed by the Board of Directors. They are all independent Board members as defined by the applicable listing standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. The Management Development and Compensation Committee reviews and approves all executive officer salaries, bonuses and equity incentive grants.

        It is the responsibility of the Management Development and Compensation Committee to administer the compensation practices of Phase Forward to ensure that they are competitive and include incentives which are designed to appropriately drive performance. To achieve this, the Management Development and Compensation Committee reviews industry specific survey data as a general guide for establishing its pay and equity practices and structures, but retains the flexibility to adjust these ranges where it deems appropriate. At the completion of each year, the Management Development and Compensation Committee uses this information, along with the recommendations of the chief executive officer (except for his own compensation), to determine compensation actions for all officers. Under its charter, the Management Development and Compensation Committee may form and delegate authority to subcommittees where appropriate.

  Use of Consultants

        Under its charter, the Management Development and Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in its evaluation of director, chief executive office or executive officer compensation. In accordance with this authority, for 2007 and 2008, the Management Development and Compensation Committee retained the services of an independent executive compensation consultant, DolmatConnell & Partners, who assisted the Management Development and Compensation Committee in identifying peer group companies to benchmark appropriate compensation levels for our executive officers.

  Compliance with Internal Revenue Code Section 162(m)

        In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, Phase Forward cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. Phase Forward has considered the limitations on deductions imposed by Section 162(m) of the Internal Revenue Code, and it is Phase Forward's present intention that, for so long as it is consistent with the Management Development and Compensation Committee's overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m).

        For additional information, see the description of the Management Development and Compensation Committee in this proxy statement under the heading "The Board of Directors and its Committees."

Compensation Committee Report for the Year Ended December 31, 2007

        In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

        In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's proxy statement to be filed in connection with the Company's 2008 Annual Meeting of Stockholders.

Respectfully submitted by the Management Development and Compensation Committee,
Dennis R. Shaughnessy (Chairman) Richard A. D'Amore Axel Bichara James I. Cash, Jr., Ph.D

REPORT OF THE AUDIT AND FINANCE COMMITTEE

        The following Report of the Audit and Finance Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall this information be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that Phase Forward specifically incorporates it by reference into such filing.

        The Audit and Finance Committee oversees Phase Forward's accounting and financial reporting processes on behalf of the Board of Directors. Phase Forward's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed with management Phase Forward's consolidated financial statements for the year ended December 31, 2007, including a discussion of, among other things, the quality of Phase Forward's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in Phase Forward's financial statements.

        The Audit and Finance Committee also reviewed with Ernst & Young LLP, Phase Forward's independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The Audit and Finance Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young their independence from management and Phase Forward, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young with that firm's independence.

        The Audit and Finance Committee reviewed management's report on its assessment of the effectiveness of Phase Forward's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of Phase Forward's internal control over financial reporting. The Audit and Finance Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of Phase Forward's internal control, including internal control over financial reporting; and the overall quality of Phase Forward's financial reporting.

        Based on its review of the financial statements and the aforementioned discussions, the Audit and Finance Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in Phase Forward's Annual Report on Form 10-K for the year ended December 31, 2007.

        The Audit and Finance Committee has also evaluated the performance of Ernst & Young, including, among other things, the amount of fees paid to Ernst & Young for audit and non-audit services in 2007. Information about Ernst & Young's fees for 2007 is discussed below in this proxy statement under "Proposal II—Ratification and Selection of Independent Registered Public Accounting Firm". Based on its evaluation, the Audit and Finance Committee has recommended that Phase

Forward retain Ernst & Young to serve as Phase Forward's independent registered public accounting firm for the year ending December 31, 2008.

Respectfully submitted by the Audit and Finance Committee,
Gary E. Haroian (Chairman) Axel Bichara Richard A. D'Amore

PROPOSAL II
RATIFICATION AND SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit and Finance Committee of the Board of Directors has selected the firm of Ernst & Young LLP, independent registered public accounting firm, to serve as Phase Forward's independent registered public accounting firm for the year ending December 31, 2008. It is expected that a member of the firm will be present at the annual meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the independent registered public accounting firm is not required under Delaware law or under our amended and restated certificate of incorporation or our amended and restated by-laws. If you do not ratify the selection of Ernst & Young as the independent registered public accounting firm for the year ending December 31, 2008, the Audit and Finance Committee of the Board of Directors will consider the results of this vote in selecting the independent registered public accounting firm for future years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS
PHASE FORWARD'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

        The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young for 2007 and 2006 for audit and non-audit services. The nature of the services provided for each category is described following the table.

Fee Category	2007	2006
Audit Fees	$985,141	$830,686
Audit-Related Fees	20,000	153,650
Tax Fees	186,004	112,037
All Other Fees	1,500	1,500

Total Fees	$1,192,645	$1,097,873

        Audit Fees—Consists of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in our quarterly reports, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, consents and assistance with and review of documents filed with the Securities and Exchange Commission. The audit fees also reflect the required audit of the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. In 2007, the fees also reflect professional services provided in connection with our public offering of common stock, which closed in May 2007.

        Audit-Related Fees—Consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under "Audit Fees". During 2006, these fees were primarily related to due diligence and related activities in connection with a proposed acquisition opportunity, which we ultimately decided not to pursue.

        Tax Fees—Consists of aggregate fees billed for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns, international income tax returns and tax planning and consultations related to our international subsidiaries.

        All Other Fees—Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of amounts paid for the use of an online accounting research tool.

        The Audit and Finance Committee has determined that the provision of these services to us by Ernst & Young is compatible with maintaining their independence.

Pre-approval Policies and Procedures

        In February 2005, the Audit and Finance Committee adopted a formal policy that requires that all services to be provided by Ernst & Young, including audit services, audit-related services, tax services, and other permitted services, must be pre-approved by the Audit and Finance Committee. As permitted by rules of the Securities and Exchange Commission, the policy permits the Audit and Finance Committee to delegate its pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the full Audit and Finance Committee at its next scheduled meeting. The policy was ratified in February 2008 to include a list of audit and audit-related services, tax services and other permitted services which have been pre-approved by the Audit and Finance Committee for 2008. Proposed services that have not been pre-approved pursuant to the Pre-Approval Policy must be specifically pre-approved by the Audit and Finance Committee before they may be provided by Ernst & Young. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit and Finance Committee.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of our stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at our principal executive offices no later than December 1, 2008. Stockholders who wish to make a proposal at the next annual meeting of our stockholders—other than one that will be included in our proxy statement—must notify us between November 1, 2008 and December 1, 2008. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. In addition, such proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. In addition, stockholders wishing to nominate a Board member should comply with the procedures set forth herein under "Policies Regarding Director Nominations—Procedures for Recommendation of Director Nominees by Stockholders" located elsewhere in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our Board members, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings, we believe that all Reporting Persons complied on a timely basis with all Section 16(a) filing requirements during the year ended December 31, 2007.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail, our Board members, officers and other employees may, without receiving additional compensation, solicit proxies personally or by telephone. Solicitation by our Board members, officers and other employees may also be made of some of our stockholders in person or by mail, telephone or telegraph following the original solicitation. We may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the owners of our stock held in their names and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs incurred in connection with the distribution of such proxy materials. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

OTHER BUSINESS

        The Board of Directors knows of no business that will be presented for consideration at the annual meeting other than those items stated above. If any other business should come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

VIEWING OF PROXY MATERIALS VIA THE INTERNET

        Federal Law permits us to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder's address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you would like to receive future stockholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com, click on Shareholder Account Access, enter your account number (shown on your proxy card) and tax identification number to log in, and then select receive company mailings via e-mail and provide your e-mail address. Your election to view proxy materials online is perpetual unless you revoke it later.

HOUSEHOLDING OF PROXY MATERIALS

        Our 2007 Annual Report, including audited financial statements for the fiscal year ended December 31, 2007, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc. has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called "householding," is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, Phase Forward will deliver promptly a separate copy of the Annual Report and the proxy statement to any stockholder who sends a written request to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, Attention: Secretary, Office of the General Counsel. If your household is receiving multiple copies of Phase Forward's Annual Reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, Attention: Secretary, Office of the General Counsel.

PHASE FORWARD INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert K. Weiler, Rodger Weismann and D. Ari Buchler as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Phase Forward Incorporated held of record by the undersigned on March 20, 2008, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 880 Winter Street, Waltham, MA 02451, at 8:00 a.m. on April 30, 2008, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

PHASE FORWARD INCORPORATED

April 30, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20830000000000000000 4	043008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐	Robert K. Weiler
		☐	Paul A. Bleicher
☐	WITHHOLD AUTHORITY	☐	Axel Bichara
	FOR ALL NOMINEES	☐	James I. Cash, Jr.
		☐	Richard A. D’Amore
☐	FOR ALL EXCEPT	☐	Gary E. Haroian
	(See instructions below)	☐	Kenneth I. Kaitin
		☐	Dennis R. Shaughnessy

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

TO VIEW THE ANNUAL REPORT AND PROXY MATERIALS ONLINE GO TO: HTTP://INVESTOR.PHASEFORWARD.COM

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PHASE FORWARD INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert K. Weiler, Rodger Weismann and D. Ari Buchler as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Phase Forward Incorporated held of record by the undersigned on March 20, 2008, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 880 Winter Street, Waltham, MA 02451, at 8:00 a.m. on April 30, 2008, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

PHASE FORWARD INCORPORATED

April 30, 2008

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER

ACCOUNT NUMBER

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20830000000000000000 4	043008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐	Robert K. Weiler
		☐	Paul A. Bleicher
☐	WITHHOLD AUTHORITY	☐	Axel Bichara
	FOR ALL NOMINEES	☐	James I. Cash, Jr.
		☐	Richard A. D’Amore
☐	FOR ALL EXCEPT	☐	Gary E. Haroian
	(See instructions below)	☐	Kenneth I. Kaitin
		☐	Dennis R. Shaughnessy

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

TO VIEW THE ANNUAL REPORT AND PROXY MATERIALS ONLINE GO TO: HTTP://INVESTOR.PHASEFORWARD.COM

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PHASE FORWARD INCORPORATED 880 Winter Street Waltham, Massachusetts 02451 (888) 703-1122
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PHASE FORWARD INCORPORATED 880 Winter Street Waltham, Massachusetts 02451 PROXY STATEMENT April 1, 2008
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL I ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE " FOR " THE NOMINEES LISTED BELOW
OCCUPATIONS OF DIRECTORS, THE NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Automatic Acceleration of Vesting Upon a Change in Control or Following Certain Termination Events
Director Compensation
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE POLICIES AND PROCEDURES REPORT
REPORT OF THE AUDIT AND FINANCE COMMITTEE
PROPOSAL II RATIFICATION AND SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE " FOR " THE RATIFICATION OF ERNST & YOUNG LLP AS PHASE FORWARD'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
OTHER BUSINESS
VIEWING OF PROXY MATERIALS VIA THE INTERNET
HOUSEHOLDING OF PROXY MATERIALS